Exhibit 10.8

Amended and Restated Exchange Software - MVP Version -Agreement

This Amended and Restated Software Services Agreement is made on May 9, 2018, and is effective as of October 1, 2017 (the “Effective Date”) between Y. S Technologies Ltd. (“Developer”), a an Israeli corporation with its principal place of business at 2nd Ha-Mada St., Rehovot, Israel, and INX Ltd, a Gibraltar company (“Company”), whose principal place of residence is at 157/63 Line Wall Road, Gibraltar, GX11 1AA, Gibraltar.

Whereas,

The parties entered into an Exchange Software - MVP Version - Agreement dated as of the Effective Date, as amended on February 18, 2018 (the “First Agreement”); and

Whereas,

The parties wish to amend the First Agreement and replace it in its entirety with this Amended and Restated Agreement (the “Agreement”), such that this Agreement shall, commencing as of the Effective Date, replace any previous agreement, whether oral or written, between the parties or anyone on their behalf in connection with the subject matter;

Therefore, the parties have agreed as follows:

1.	Exchange Software

Developer shall provide Company with certain services for the design, development, implementation, modification and customization of an MVP Exchange Software (“Software”), including, without limitation, servers and security measures, in accordance with the specification (“Specification”), as further described in the Statement of Work which is attached to this agreement as Schedule A (the “SOW”, and together the “Services”).

lA.	Representations.

lA.I	Developer represents and warrants that it has sufficient experience, knowledge and ability to render the Services and perform its obligations in accordance herewith. Developer further represents and warrants that it will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information which Developer is restricted from disclosing or using due to contractual undertakings (such as non-disclosure agreements) or by law, in the provision of the Services hereunder.

lA.2	Developer represents and warrants that the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement and/or undertaking and/or other instrument to which it is a party, including without limitation, any confidentiality or non-competition agreement, and do not require the consent of any person or entity which has not been obtained by Developer.

lA.3	Developer represents and warrants that it shall comply with all applicable laws, regulations and the terms hereof in the performance of its duties and obligations hereunder. Developer further represents that there is no legal, commercial, contractual or other restriction, which precludes or might preclude it from fully performing the obligations pursuant to this Agreement.

2.	Acceptance and Rejection

2.1.	Inspection Period. Company will have 45 Business Days after Developer delivers the Software to inspect and test the Software to ensure it meets the Acceptance Criteria (as defined below) (the “Inspection Period”).

2.2.	Acceptance. If in Company’s opinion the Software meets the Acceptance Criteria, Company shall accept the Software and notify Developer that it is accepting the Software.

2.3.	Deemed Acceptance. Company will be deemed to have accepted the Software if Company fails to notify Developer on or before the expiration of the Inspection Period.

2.4.	Rejection. If in Company’s opinion, the Software fails in a material way to meet the Acceptance Criteria, Company may reject the Software by delivering to Developer a written list detailing each failure to satisfy the Acceptance Criteria.

2.5.	Opportunity to Cure. If Company rejects the Software, Developer will have 30 days from the date of notice to promptly cure the failure in the Software and re-deliver the Software to Company to re-inspect and test.

2.6.	Continued Failure to Cure. If in Company’s opinion, Developer’s corrections fail to satisfy the Acceptance Criteria, Company may immediately terminate this Agreement.

2.7.	Acceptance Criteria. “Acceptance Criteria” means the specifications the Software must meet, as described in Schedule A, attached to this Agreement.

3.	Development Price. Company shall pay Developer the consideration set forth in Sections 3.1, 3.2 and 3.3 below.

3.1.	An initial down payment of NIS 158,000 due on the date hereof; and

3.2.	An additional down payment of NIS 119,000 due on May 30, 2018; and

3.3.	The consideration set forth in Schedule A in accordance with the timetable specified therein and subject to completion of the milestones linked to each payment (and together with the payment stated in Section 3.1 and 3.2 above which will be deducted from the consideration due under this Section 3.3, the “Purchase Price”), provided however that, in the event that the Company shall not raise US$ 5 million or more in consideration for equity, debt or other securities or tokens generated and/or issued by the Company until June 30, 2018, the total amount of Purchase Price due by the Company shall be caped and shall not exceed the amount of NIS 277,000.

3.4.	All payments made in immediately available funds against receipt of an invoice by Company.

3.5.	VAT will be added to the payments (if needed).

3.6.	For the work done according to this Agreement, Company shall grant Developer on the date hereof an option (the “Option”) to purchase 68,173 Ordinary Shares of the Company (which Options are subject to future dilutions). The Option’s exercise price shall be equal to the nominal value of the shares and the Option’s terms shall be as set forth the warrant form attached hereto as Schedule Al.

3.7.	Developer shall not be entitled to receive any other compensation or payment from Company other than as expressly stated in this section 3.

4.	Taxes and Right to Suspend. Notwithstanding anything to the contrary, Developer shall be solely responsible for any tax and other payments required by law in connection with this Agreement and the payment or remittance of any portion of the consideration hereunder, provided, however, that Company may withhold any amounts as required by applicable law from any payments or other forms of compensation hereunder or in connection with this Agreement.

If Company fails to make payments when due and does not cure such default within 15 days following receipt of a written notice from the Developer, Developer may suspend the development of the Software until Company pays all outstanding fees, without derogating from any other remedy to which Developer is entitled to.

5.	Support

5.1.	Initial Support. For the 3 month period beginning on the date of delivery and installation of the Software on Company’s server (the “Initial Support Period”), and at Developer’s own expense, Developer shall provide Company with maintenance and support services in accordance with the Service Level Agreement attached hereto as Schedule B (“SLA”). SLA shall include, without limitation: telephone or electronic support in order to help Developer locate and correct problems with the Software.

5.2.	Renewed Support. After the period of the Initial Support Period, Company may elect to renew Developer’s support services under Schedule B for additional 3-month periods, at an annual rate equal to 25% of the aggregate Purchase Price.

6.	Changes

6.1.	Notice of Necessary Changes. Company shall promptly notify Developer in writing of any change to the Software that Company reasonably determines is necessary.

6.2.	Contents of Notice. Company shall include in its notice to Software

6.2.1.	the particular elements of the Software that it seeks to change,

6.2.2.	the reason for the requested change, and

Within 5 days from receipt of notice of change, Developer shall notify Company of the impact, if any, that the requested change will have on:

a)	the time schedule for the performance of the Services, and

b)	any other terms or conditions of this Agreement (including pricing).

Company will review the implications and will either reject or approve the change.

6.2.3.	Changes Made in Writing. Any approved changes to the Software must be in writing, by an updated SOW, and should be signed by each party.

7.	Limited Warranty

7.1.	Software Warranty. Developer hereby warrants that for a period of twelve (12) months (the “Warranty Period”), that when operated according to the documentation and other instructions, the Software will perform substantially according to the functional specifications listed in the documentation.

7.2.	Service Warranty. Developer hereby warrants that its Services will be performed consistent with generally accepted industry standards.

7.3.	Replace or Replace. During the Warranty Period, promptly following receipt of a notice of a defect from Company, Developer shall repair or replace the defect in the Software.

7.4.	No Other Obligation. Developer’s obligation to repair or replace defects in the Software under this section will be Company’s sole remedy for defects, or if Developer is unable to repair or replace the Software, refund to Company the applicable fees paid upon return, if applicable, of the nonconforming item to Developer.

7.5.	Limitation of Compensation. Developer’s obligation to repair or replace defects under this section shall be limited to the value of the Purchase Price.

8.	Limitation of Compensation. In any event where the Developer should compensate the Company, the compensation shall be limited to the value of the Purchase Price

9.	No Infringement. Developer hereby warrants that nothing in the services provided thereby, infringes or will infringe Intellectual Property rights of a third party.

10.	Exclusions from Warranty. Software’s warranties under this Agreement exclude any claims based on defects in the Software caused by Company, or by third parties.

11.	Ownership of Work Product

11.1.	Except as otherwise set forth below, all inventions, data, works, designs, technology and improvements related to the Services and created by Developer during the performance of the Services hereunder, including the Software (together, “Inventions”), shall be the sole and exclusive property of Company. Developer will assign and convey to Company all right and title to the Inventions, including all Moral Rights therein, together with the source code, and any and all related patents, copyrights, trademarks, trade names, and/or other industrial or other intellectual property rights and applications thereof.

11.2.	“Moral Rights” shall mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

12.	Confidentiality

12.1.	Company acknowledges and agrees that Developer (for the purpose of this section, “Recipient”) will have access to certain information of a proprietary or confidential nature of the Company (for the purpose of this section, “Discloser”) during the term of this Agreement, including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, names of customers and potential customers, including pricing and frequency of service, names of suppliers and potential suppliers, employees, employee compensation plans, and any method, technique, or system concerning pricing or marketing, all of which are actually or potentially valuable to Discloser, which are not generally known or readily ascertainable by persons not engaged by the Discloser, all of which is proprietary and confidential to Discloser. For purposes of this Agreement, such information is hereafter considered “Confidential Information”.

12.2.	The confidentiality obligations hereunder shall not apply to any information that Recipient can document (a) is already or becomes in the public domain through no fault of Recipient or a breach of Section 12; (b) was, as between the parties to this Agreement, lawfully in Recipient’s possession prior to receipt from Discloser; (c) is received by Recipient independently from a third party free to lawfully disclose such information to Recipient, or (d) is independently developed by Recipient without use of or reference to Confidential Information.

12.3.	Recipient will hold in confidence all such Confidential Information and will not use such Confidential Information except as permitted herein and will not disclose any Confidential Information to any third-party without the prior written consent of Discloser, or unless required to do so by court order or subpoena, other than to those employees or service providers of Recipient who have a need to know such information and who are bound by confidentiality and non-use undertakings no less restrictive than those contained herein. If Recipient becomes legally compelled by law, court order or subpoena, to make any disclosure contrary to the terms of this Agreement, Recipient shall provide Discloser with prompt notice of such legal proceedings so that Discloser may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Agreement. Recipient further agrees to return all Confidential Information (and any tangible materials incorporating Confidential Information) to Discloser upon the termination of this Agreement. However, Recipient may retain one copy of the Confidential Information in order to comply with mandatorily applicable law and to observe its obligations under this Agreement.

12.4.	Recipient further acknowledges and recognizes that Discloser would suffer irreparable harm if Recipient violates this Agreement concerning Confidential Information and that damages may not be a suitable remedy for such a violation. Accordingly, in addition to all other remedies to which Discloser may be entitled, Discloser may also be entitled to seek injunctive relief and any other form of equitable relief

12.5.	Recipient’s obligations hereunder with respect to each item of Confidential Information shall expire 1 year from the date of receipt by Recipient or such longer period if trade secret protection applies.

13.	Non-compete; Non-Solicitation

During the term of this Agreement, and for a period of 1 year from the date of completion of Services hereunder, Developer and its affiliates, directly or indirectly, shall not: (i) compete with the Company or its business nor provide services or develop software related to cryptocurrency exchanges; and (ii) entice or solicit to employ, or employ, directly or indirectly, any individual employed by the Company or any of its affiliates.

During the term of this Agreement, and for a period of 1 year from the date of completion of Services hereunder, Company and its affiliates, directly or indirectly, shall not entice or solicit to employ, or employ, directly or indirectly, any individual employed by the Developer or any of its affiliates. “Entice” or “solicit” shall not be deemed to mean any soliciting or hiring any person that his employment with Developer has been terminated by Developer. In addition, employment in good faith of an employee of Developer who approached the Company via general advertising not targeted at any such individual shall not be deemed breach of this Section 13, provided that the Company shall terminate the engagement with such employee upon receipt of a written notice by Developer with respect to its relationship with such employee within the shortest period determined by the applicable law for such termination.

14.	Termination

14.1.	Term. This Agreement shall become effective as of the Effective Date and, unless otherwise terminated in accordance with the provisions of this Section 14, will continue until the Services have been fully delivered and completed to the full satisfaction of the Company.

14.2.	Termination for Convenience. Notwithstanding anything to the contrary herein, the Company may terminate this Agreement upon 30 days advance written notice to the Developer.

14.3.	Termination for Material Breach. Each party may terminate this Agreement with immediate effect by delivering notice of the termination to the other party, if

a)	the other party fails to perform, has made or makes any inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations, and

b)	the failure, inaccuracy, or breach continues for a period of 15 days after the injured party delivers notice to the breaching party reasonably detailing the breach

14.4.	Termination for Insolvency. If either party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other party may terminate this agreement with immediate effect.

14.5.	Termination for not Raising Sufficient Funds. If the Company does not raise US$ 5 million or more in consideration for equity, debt or other securities or tokens generated and/or issued by the Company until June 30, 2018, this Agreement shall terminate on June 30, 2018 and the Company shall pay Service Provider amounts due until such date provided that such amounts shall not exceed the cap amount set forth is Section 3.3 above.

15.	Effect of Termination

15.1.	Termination of Obligations. Unless otherwise set forth herein, on termination or expiration of this Agreement, each party’s rights and obligations under this agreement will cease immediately

15.2.	Payment Obligations. Even after termination or expiration of this Agreement and subject to the provisions of Section 3 above, each party shall:

a)	pay any amounts it owes to the other party, including payment obligations for services already rendered, work already performed, goods already delivered, or expenses already incurred, and

b)	refund any payments received but not yet earned, including payments for services not rendered, work not performed, or goods not delivered, expenses forwarded

15.3.	No Further Liability. On termination or expiration of this Agreement, neither party will be liable to the other party, except for liability

a)	that arose before the termination or expiration of this Agreement, or

b)	arising after the termination or expiration of this Agreement and in connection with sections 12 and 13.

16.	Mutual Limitation on Liability. Neither party will be liable for breach-of-contract damages that are remote or speculative, or that the breaching party could not reasonably have foreseen on entry into this Agreement.

17.	Definitions

“Business Day” means a day other than a Saturday, a Friday, or any other day on which the principal banks located in Tel-Aviv, Israel are not open for business.

“Effective Date” is defined in the introduction to this agreement.

“Taxes” includes all taxes, assessments, charges, duties, fees, levies, and other charges of a governmental authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value added and all other taxes of any kind for which a party may have any liability imposed by any governmental authority, whether disputed or not, any related charges, interest or penalties imposed by any governmental authority, and any liability for any other person as a transferee or successor by Law, contract or otherwise.

“Law” means

a)	any law (including the common law), statute, bylaw, rule, regulation, order, ordinance, treaty, decree, judgment, and

b)	any official directive, protocol, code, guideline, notice, approval, order, policy, or other requirement of any governmental authority having the force of law.

“Person” includes

a)	any corporation, company, limited liability company, partnership, governmental authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and

(b)	any individual.

18.	General Provisions

18.1.	Entire Agreement. The parties intend that this Agreement, together with all attachments, schedules, exhibits, and other documents that both are referenced in this agreement and refer to this Agreement

a)	represent the final expression of the parties’ intent and agreement between the parties relating to the subject matter of this Agreement.

b)	contain all the terms the parties agreed to relating to the subject matter, and

c)	replace all the parties’ previous discussions, understandings, and agreements relating to the subject matter hereof.

18.2.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed as an original and together all counterparts shall form one single document.

18.3.	Amendment. This Agreement can be amended only by a writing signed by both parties.

18.4.	Assignment. Neither party may assign this agreement or any of their rights or obligations under this Agreement without the other party’s written consent; provided that Company may, without such consent, freely assign its rights and obligations under this Agreement in connection with a merger, consolidation or sale of substantially all of the business to which this Agreement relates.

18.5.	Binding Effect. This Agreement will benefit and bind the parties and their respective heirs, successors, and permitted assignees.

18.6.	Governing Law and Consent to Jurisdiction and Venue

(a)	Governing Law. This agreement, and any dispute arising out of this Agreement shall be governed by laws of the State of Israel.

(b)	Consent to Jurisdiction. Each party hereby irrevocably consents to the jurisdiction and venue of any court located within Tel-Aviv, Israel in connection with any matter arising out of this Agreement.

(c)	Consent to Service. Each party hereby irrevocably

(i)	agrees that process may be served on it in any manner authorized by the Laws of the State of Israel for such Persons, and

(ii)	waives any objection which it might otherwise have to service of process under the Laws of the State of Israel.

18.7.	Force Majeure. A party shall not be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is

(a)	beyond the reasonable control of a party,

(b)	materially affects the performance of any of its obligations under this Agreement, and

(c)	could not reasonably have been foreseen or provided against, but will not be excused for failure or delay resulting from only general economic conditions or other general market effects.

This Agreement has been signed by the parties in Israel.

Y S Technologies Ltd.		INX Ltd.

Name:	Israel Weisman	Name:	James Crossley, Director

Date:	9/5/2018	Date	10/05/2018

Signature	/s/ Israel Weisman	Signature	/s/ James Crossley

Budget - INX
#	Module/View	Resource Type	Duration (weeks)	People	Price per Person	Total	Notes	MVP
1	Users Management	backend	6	0.75	33,000	24,750		*
2		frontend	6	1	33,000	33,000
3		project management	4	0.5	33,000	16,500
4	KYC + 3rd party integration	backend	2	1	33,000	33,000		*
5		frontend	3	1	33,000	33,000
6		project management	2	0.5	33,000	16,500
7	User balance management (deposit, withdrawal	backend	8	2	33,000	66,000		*
8		frontend	6	1	33,000	33,000
9		project management	6	0.75	33,000	24,750
10		blockchain expert	4	1	33,000	33,000
11	Trading - genera	backend	12		33,000	33,000		*
12		frontend	12	2	33,000	66,000
13	Trading - limit	backend	1	1	33,000	33,000		*
14		frontend	3	1	33,000	33,000		?
15	Trading - market	backend	2	1	33,000	33,000
16		frontend	2	0.5	33,000	16,500
17	Trading - scope	backend	4	1	33,000	33,000
18		frontend	2	1	33,000	33,000
19	Trading - Fill or kill	backend	4	1	33,000	33,000
20		frontend	4	1	33,000	33,000
21		project management	4	0.5	33,000	16,500
22	Trading - All or nothing	backend	4	1	33,000	33,000
23		frontend	4	1	33,000	33,000
24		project management	4	0.5	33,000	16,500
25	Trading - One Cancel the Other	backend	4		33,000	33,000
26		frontend	4	1	33,000	33,000
27		project management	4	0.5	33,000	16,500
28	Trading - Dark pool order	backend	4	1	33,000	33,000
29		frontend	4	1	33,000	33,000
30		project management	4	0.5	33,000	16,500
31	Long/Short	backend	8	2	33,000	66,000
32		frontend	8	2	33,000	66,000
33		project management	8	0.5	33,000	16,500
34		blockchain expert	4	1	33,000	33,000
35	Notification & Messaging	backend	4	1	33,000	33,000
36		frontend	2	1	33,000	33,000
37		project management	4	0.3	33,000	9,900
38	Clearing	backend	4	1	33,000	33,000		*
39		frontend	4	1	33,000	33,000
40		project management	4	0.3	33,000	9,900
41	Risk management	backend	8	0.5	33,000	16,500
42		frontend	8	0.5	33,000	16,500
43		project management	8	0.3	33,000	9,900
44	Fees	backend	2	1	33,000	33,000		*
45		frontend	2	1	33,000	33,000
46		project management	2	0.5	33,000	16,500
47		blockchain expert	2	0.5	33,000	16,500
48	API	backend	2	2	33,000	66,000		*
49		frontend	2	1	33,000	33,000
50		project management	2	0.75	33,000	24,750
51	Admire	backend	4	1	33,000	33,000		*
52		frontend	4	1	33,000	33,000	3	3	9	297000
53		project management	4	0.5	33,000	16,500
54	Tracking & analysis	backend	1	1	33,000	33,000
55		frontend	2	1	33,000	33,000
56		project management	2	0.5	33,000	16,500
57		blockchain expert	1	1	33,000	33,000
58	Configuration	backend	2	1	33,000	33,000
59		frontend	2	1	33,000	33,000
60		project management	2	0.5	33,000	16,500
61		blockchain expert	2	0.5	33,000	16,500
62	Mobile App	backend	4	1	33,000	33,000
63		frontend	12	2	33,000	66,000
64		project management	12	0.5	33,000	16,500
Total			275		Total	1,935,450
			69			537,625
					Discount	37,625
			Total after Discount			500,000	1,800,000

MS	Definitions	Costs	Due	Notes
1	Complete the trading engine	580,635	Jun-18	250000	83333.33333	27777.77778
2	Complete SPOT ready exchange	774,180	Sep-18	*given UI design is ready by april 2018
3	Complete Shorts ready exchange	580,635	Dec-18
		1,935,450
		30%
*	Important - 7 years..2 the most important - limited liability

Payments Schedule	March 2018*	277,000
	May-18	400,000
	Jul-18	280,750
	Sep-18	280,750
	Nov-18	280,750
	Dec-18	280,750
	Total	1.800,000

* According to agreed terms

Schedule B

Service Level Agreement (SLA)

Fixing a problem that does not allow to use the Software entirely (“Material Non Performing Problem”) - immediately.

Fixing a major problem which is not a Material Non Performing Problem (“Major Problem”) - within 24 hours.

Fixing a routine problem that is not a Material Non Performing Problem or a Major Problem - 48 hours.

Routinely telephone and electronic support shall be provided between 09:00 - 17:00 every business day. Telephone and electronic support in connection with Major Problems shall be provided 24/7.